                                                                   EXHIBIT 99.3


                                     AIMCO
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

             Apartment Investment and Management Company Announces
                             Merger Agreement with
                               NHP Incorporated


      DENVER, April 21/PRNewswire/ -- Apartment Investment and Management Company ("AIMCO") (NYSE: AIV) announced today that it has entered into a Merger Agreement with NHP Incorporated ("NHP"), pursuant to which NHP will merge with a wholly owned subsidiary of AIMCO. In the merger, NHP's stockholders may elect to receive, for each share of NHP, either (i) 0.74766 shares of AIMCO common stock, or (ii) a combination of 0.37383 shares of AIMCO common stock and $10 in cash. The Merger Agreement also provides for NHP to distribute rights to its stockholders that will entitle them to receive shares of NHP Financial Services, Ltd. ("NHP Financial"), a NHP's commercial mortgage banking subsidiary, upon the effectiveness of the merger or on December 1, 1997 if the merger has not yet occurred. The merger is conditioned on, among other things, the approval of the stockholders of AIMCO and NHP (excluding AIMCO) and certain governmental approvals. NHP is the nation's second largest manager of apartment communities, with over 700 apartment communities (135,000 units) under management at March 31, 1997. NHP's common stock is traded on the NASDAQ Stock Market under the symbol "NHPI."

      AIMCO has also entered into a Stock Purchase Agreement with Demeter Holdings Corporation ("Demeter"), an affiliate of Harvard Private Capital Group, Inc. and Capricorn Investors, L.P. ("Capricorn"), pursuant to which AIMCO will acquire all of the 6.93 million shares of NHP common stock held by Demeter and Capricorn. For each share of NHP common stock, AIMCO will either pay $20 per share in cash or will issue 0.74766 shares of AIMCO common stock, and will also deliver the shares of NHP Financial that it receives in respect of such share of NHP common stock. AIMCO is obligated to pay Demeter at least $59.5 million in cash. The remainder of the purchase price is payable to Demeter and Capricorn in shares of AIMCO common stock. The 6.93 million NHP shares held by Demeter and Capricorn represent approximately 53% of NHP's currently outstanding shares. The closing under the Stock Purchase Agreement is subject to certain conditions, but is expected to occur in May 1997.

      AIMCO also announced that it is continuing to negotiate, amplify and expand the terms of a definitive agreement with Demeter, Capricorn and another affiliate of Demeter for the acquisition of certain entities that own interests in conventional and affordable multifamily apartment properties managed by NHP. In connection with the Merger Agreement, NHP has agreed to waive its right of first refusal to purchase these entities, effective May 3, 1997, provided that such an agreement is entered into on satisfactory terms no later than May 31, 1997. The closing under the Stock Purchase Agreement is also conditioned on such an agreement.

      AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 18 regional and local offices, which holds a geographically diversified portfolio of apartment communities, primarily serving the middle market. As of March 31, 1997, AIMCO owned or controlled 94 apartment communities containing 23,764 apartment units and managed 131 apartment communities containing 17,731 apartment units for third parties and affiliates, bringing the total managed portfolio to 225 apartment communities containing 41,495 apartment units located primarily in the sunbelt regions of the United States. Upon completion of these transactions, AIMCO will own or control 127 apartment communities containing 34,842 apartment units, will have an equity interest in 44 apartment communities containing 9,996 apartment units and will manage approximately 760 conventional and affordable apartment communities containing approximately 131,000 apartment units, bringing the total managed portfolio to approximately 930 apartment communities containing approximately 176,000 apartment units located in 24 states.

SOURCE: Apartment Investment and Management Company 04/21/97

/CONTACT: Peter Kompaniez, Vice Chairman, 909-336-4821, or
Leeann Morein, Senior Vice President, 303-757-8101,
E-Mail: investor@po-admin.ccmail.compuserv.com, both of Apartment
Investment and Management Company/
(AIV)

                                       2